Exhibit 99.(a)(2)

Attachment: Election Form


VINA Technologies, Inc.
Election Form To Exchange Options

Participation Instructions:

     1. Print this form, complete it, sign it, and fax it to (510) 771-3315 or deliver it to Karen Morris, stock administrator, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California 94560 as soon as possible, but in any event, before 12:00 midnight, Pacific Time, on June 14, 2002.

     2.   Ensure   that  you  receive   confirmation   of  receipt   from  stock
administration within 3 business days. Note that employees who return forms after June 10, 2002 may not receive timely confirmation.


Name of Optionee:
                         ------------------------------------------------------
Country Where Employed:
                         ------------------------------------------------------
Social Security Number:             -       -            (U.S. Employees only)
                         -----------  ------ ------------

     I have received and read the "Offer to Exchange All Outstanding Options to Purchase Common Stock having an Exercise Price greater than or equal to $1.00 per Share" including the Summary Term Sheet containing questions and answers about this exchange offer. I understand that I may cancel any eligible options, but that if I cancel any options, I must cancel all options that were granted to me within six months prior to the date upon which the Company accepts my tender of options for cancellation (currently anticipated to be June 14, 2002) with an exercise price lower than the exercise price of any option I elect to cancel. In return, VINA will grant me the same number of replacement options on the date of the first meeting of the compensation committee of the VINA board of directors held after six months and one day following the date we cancel the options accepted for exchange, which is anticipated to be between December 16, 2002 and January 8, 2003 (the "Replacement Grant Date"), provided that I am still employed by VINA on that date. The exercise price of the replacement options will be equal to the closing price of VINA stock on the date prior to the replacement grant date. There will be no change in the vesting schedule of the replacement options. As of the Replacement Grant Date, anyone who has chosen to participate will have exactly the same number of vested and unvested shares as he or she would have had prior to the exchange. The replacement options will be blacked out for three business days following the Replacement Grant Date.

     I understand that the replacement options will be nonstatutory Stock Options (NSOS). Except for the vesting schedule, exercise price, and black-out provision, all of the terms of the replacement options will be substantially the same as the terms of the options previously issued under the VINA Technologies, Inc. Amended and Restated 1998 Stock Plan, the VINA Technologies, Inc. 2000 Stock Incentive Plan, the Woodwind Communications Systems, Inc. 1999 Stock Option Plan and the Woodwind Communications Systems, Inc. 2000 Stock Option Plan, as the case may be.

     I also understand that I will not be eligible to receive any other options including any applicable performance option grants until the replacement grant date.

     I recognize that, under certain circumstances set forth in the Offer to Exchange, VINA may terminate or amend the Offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered herewith but not accepted for exchange will be returned to me.

     I have reviewed the list of my options that VINA made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date VINA accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date VINA accepts my options for exchange.

     I hereby make the following election(s) with regard to my eligible option grants:

A. Cancellation Of All Options

[_] I hereby elect to cancel ALL of my eligible outstanding options.

B. Partial Cancellation Of Options

     [_] I hereby elect to cancel the following eligible outstanding options. I understand that, excluding any Performance options that I may have received, I am required to cancel all options with an exercise price lower than the exercise price of any option that I elect to cancel granted to me within six months prior to the date upon which the Company accepts my tender of options (currently anticipated to be June 14, 2002). (Please List Only Those Options That You Want To Cancel.):


1. Option Number                      Option Date
                 -------------------              ----------------, ---------
2. Option Number                      Option Date
                 -------------------              ----------------, ---------
3. Option Number                      Option Date
                 -------------------              ----------------, ---------
4. Option Number                      Option Date
                 -------------------              ----------------, ---------


Optionee's Signature:
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